UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

September 2, 2010

Date of Report (Date of earliest event reported)

3PAR INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33823	77-0510671
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4209 Technology Drive

Fremont, California 94538

(Address of principal executive offices, including zip code)

(510) 413-5999

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On September 2, 2010, 3PAR Inc., a Delaware corporation (the “Company”), Hewlett-Packard Company, a Delaware corporation (“Parent”), and Rio Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Purchaser”), entered into an Agreement and Plan of Merger (the “HP Executed Merger Agreement”). Pursuant to the HP Executed Merger Agreement, and upon the terms and subject to the conditions thereof, Purchaser has agreed to amend HP’s existing cash tender offer to acquire all of the shares of the Company’s common stock (the “HP Offer”) for a purchase price of $33.00 per share, net to the holders thereof, in cash without interest thereon (the “Offer Price”), to reflect the terms and conditions of the HP Executed Merger Agreement.

The consummation of the HP Offer will be conditioned on (i) at least a majority of the shares of the Company’s outstanding common stock on a fully diluted basis (assuming the issuance of all shares issuable under outstanding options, warrants or similar rights within 90 days of the expiration of the HP Offer) having been validly tendered into (and not withdrawn from) the HP Offer prior to the expiration date of the HP Offer, (ii) expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 in the United States, and (iii) other customary conditions. The HP Offer is not subject to a financing condition.

Following the consummation of the HP Offer, subject to customary conditions (including receipt of the requisite approval of the Company’s stockholders, if required under applicable law), Purchaser will be merged with and into the Company (the “HP Merger”) and the Company will become an indirect wholly owned subsidiary of Parent. In the HP Merger, each outstanding share of the Company’s common stock (other than shares with respect to which appraisal rights are properly exercised under Delaware law) will be converted into the right to receive cash in an amount equal to the Offer Price. If Purchaser acquires 90% or more of the outstanding shares of the Company’s common stock pursuant to the HP Offer, then Parent will consummate the HP Merger pursuant to the short form merger procedures under Delaware law as soon as practicable following the consummation of the HP Offer without a vote or any further action by the holders of the Company’s common stock. Purchaser may, but is not required to, provide for one or more “subsequent offering periods” under federal securities law following the consummation of the HP Offer in order to seek additional shares of the Company’s common stock and facilitate the consummation of the HP Merger using such short form merger procedures. In addition, the Company has granted Parent a “top-up option” to acquire shares of the Company’s common stock following the consummation of the HP Offer in order to facilitate the consummation of the HP Merger using such short form merger procedures. In the event that Purchaser purchases shares of the Company’s common stock in the HP Offer but does not hold at least 90% of the Company’s outstanding common stock following the consummation of the HP Offer (and the “subsequent offering period” provided by Purchaser, if any, and the exercise of the aforementioned option to purchase shares of the Company’s common stock), Parent and the Company must obtain the approval of the Company’s stockholders holding a majority of the outstanding shares of common stock to adopt the HP Executed Merger Agreement prior to consummating the HP Merger. In this event, the Company will call and convene a stockholder meeting to obtain this approval, and Purchaser will vote all shares of the Company’s common stock it acquires pursuant to the HP Offer in favor of the adoption of the HP Executed Merger Agreement, thereby assuring approval.

Options to purchase the Company’s common stock that are outstanding and vested immediately prior to the Effective Time (as defined in the HP Executed Merger Agreement) will be cancelled and converted automatically into the right to receive, in exchange for the cancellation of such options, an amount in cash, without interest, equal to the product obtained by multiplying (x) the aggregate number of shares of the Company’s common stock that were issuable upon exercise of such option immediately prior to the Effective Time, and (y) the Offer Price, less the per share exercise price of such option.

Options to purchase the Company’s common stock which are outstanding and unvested (“Assumed Options”) immediately prior to the Effective Time will be assumed by Parent in connection with the HP Offer and HP Merger and converted into options to purchase a number of shares of common stock of Parent based on an exchange ratio described in the HP Executed Merger Agreement. The Assumed Options will otherwise have the same terms as in effect prior to the conversion, except that (i) the Assumed Options will be denominated in Parent’s common stock rather than the Company’s common stock, as appropriately adjusted to reflect the HP Merger and (ii) the per share exercise price of Parent’s common stock issuable upon the exercise of each Assumed Option shall also be appropriately adjusted.

Restricted stock units which are outstanding and unvested (“Assumed RSUs”) immediately prior to the Effective Time will be assumed by Parent in connection with the HP Offer and HP Merger and converted into restricted stock units to acquire a number of shares of common stock of Parent based on an exchange ratio described in the HP Executed Merger Agreement. The Assumed RSUs will otherwise have the same terms as in effect prior to the conversion, except that (i) the Assumed RSUs will be denominated in Parent’s common stock rather than the Company’s common stock and (ii) the underlying number of shares will be appropriately adjusted.

Each restricted stock award outstanding immediately prior to the Effective Time will be cancelled and each share of the Company’s common stock subject to a restricted stock award will be converted automatically into the right to receive an amount of cash equal to the Offer Price, which shall be subject to, and payable to the holder of such restricted stock award, in accordance with the vesting schedule applicable to such restricted stock award as in effect immediately prior to the Effective Time.

The HP Executed Merger Agreement contains customary representations, warranties and covenants of the parties. In addition, under the terms of the HP Executed Merger Agreement, the Company has agreed not to solicit or otherwise facilitate any alternative Acquisition Proposals (as defined in the HP Executed Merger Agreement), subject to customary exceptions that permit the Company to respond to any unsolicited Acquisition Proposal that constitutes or is reasonably likely to lead to a Superior Proposal (as defined in the HP Executed Merger Agreement), provided that the Company’s board of directors has determined in good faith that the failure to do so would reasonably be expected to be a breach of its fiduciary duties. The Company is also permitted to terminate the HP Executed Merger Agreement in order to accept an unsolicited Superior Proposal, subject to giving Parent three business days’ notice of its intention to do so, but only if Parent fails to make a counter-proposal that matches such superior proposal.

The foregoing description of the HP Executed Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the HP Executed Merger Agreement, which is attached as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference. The HP Executed Merger Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent or Purchaser. In particular, the assertions embodied in the representations and warranties contained in the HP Executed Merger Agreement are qualified by information in confidential disclosure schedules provided by the Company in connection with the signing of the HP Executed Merger Agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the HP Executed Merger Agreement. Moreover, certain representations and warranties in the HP Executed Merger Agreement were used for the purpose of allocating risk between the Company, Parent and Purchaser, rather than establishing matters of fact. Accordingly, the representations and warranties in the HP Executed Merger Agreement may not constitute the actual state of facts about the Company, Parent or Purchaser.

Tender and Voting Agreement

In connection with the parties’ entry into the HP Executed Merger Agreement, certain stockholders of the Company and their affiliates, if applicable, who hold approximately 33% of the outstanding stock of the Company have entered into a tender and voting agreement (the “Tender and Voting Agreement”) pursuant to which they have agreed to, among other things, tender their shares of the Company’s common stock into the HP Offer and vote their shares of the Company’s common stock in favor of adopting the HP Executed Merger Agreement, if applicable. The parties to the Tender and Voting Agreement have agreed to comply with certain restrictions on the disposition of such shares, subject to the terms and conditions contained therein. Pursuant to its terms, the Tender and Voting Agreement will terminate upon the earlier of (i) the termination of the HP Executed Merger Agreement in accordance with its terms, (ii) the termination or expiration of the HP Offer, without any shares being accepted for payment and (iii) the Effective Time.

The foregoing description of the Tender and Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the Tender and Voting Agreement, which is attached as Exhibit 2.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

On September 2, 2010, the Company (i) terminated the Agreement and Plan of Merger, dated as of August 15, 2010 (the “Terminated Dell Merger Agreement”), as amended by Amendment No. 1 thereto dated August 26, 2010 and as amended by Amendment No. 2 thereto dated August 26, 2010, by and among the Company, Dell Inc., a Delaware corporation (“Dell”), and Dell Trinity Holdings Corp., a Delaware corporation and wholly owned subsidiary of Dell and (ii) paid the termination fee of $72 million to Dell pursuant to the terms of the Terminated Dell Merger Agreement.

In connection with the termination of the Terminated Dell Merger Agreement, the tender and voting agreement concurrently entered into by certain stockholders of the Company at the time of the execution of the Terminated Dell Merger Agreement was automatically terminated pursuant to its terms.

Item 8.01	Other Events.

On September 2, 2010, the Company and Parent issued a joint press release announcing that they had entered into the HP Executed Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 to this report.

Additional Information and Where to Find It

This communication is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities of the Company pursuant to Purchaser’s tender offer or otherwise. Any offers to purchase or solicitations of offers to sell will be made only pursuant to the Tender Offer Statement on Schedule TO (including the offer to purchase, the letter of transmittal and other documents relating to the tender offer) which was filed with the U.S. Securities and Exchange Commission (“SEC”) by Purchaser. In addition, the Company will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. The Company’s stockholders are advised to read these documents, any amendments to these documents and any other documents relating to the tender offer that are filed with the SEC carefully and in their entirety prior to making any decision with respect to Purchaser’s tender offer because they contain important information, including the terms and conditions of the offer. The Company’s stockholders may obtain copies of these documents (when they become available) for free at the SEC’s website at www.sec.gov or from the Company’s Investor Relations department at (510) 897-4622.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger by and among 3PAR Inc., Hewlett-Packard Company and Rio Acquisition Corporation dated as of September 2, 2010. Certain schedules referenced in the Agreement and Plan of Merger have been omitted in accordance with Item 601(b)(2) of Regulation S–K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

2.2	Tender and Voting Agreement by and among Hewlett-Packard Company, Rio Acquisition Corporation and certain stockholders of 3PAR Inc.

99.1	Press Release of Hewlett-Packard Company and 3PAR Inc. dated September 2, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

3PAR INC.

Date: September 2, 2010	By:	/S/ DAVID C. SCOTT
David C. Scott
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger by and among 3PAR Inc., Hewlett-Packard Company and Rio Acquisition Corporation dated as of September 2, 2010. Certain schedules referenced in the Agreement and Plan of Merger have been omitted in accordance with Item 601(b)(2) of Regulation S–K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

2.2	Tender and Voting Agreement by and among Hewlett-Packard Company, Rio Acquisition Corporation and certain stockholders of 3PAR Inc.

99.1	Press Release of Hewlett-Packard Company and 3PAR Inc. dated September 2, 2010.

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